Exhibit 10.1

INTERESTS AND LIABILITIES AGREEMENT

(the “Agreement”)

of

SWISS REINSURANCE AMERICA CORPORATION

(the “Subscribing Reinsurer”)

as respects the

AUTOMOBILE QUOTA SHARE REINSURANCE CONTRACT

Effective: October 1, 2010

(the “Contract”)

issued to and executed by

AFFIRMATIVE INSURANCE COMPANY

Burr Ridge, Illinois

(the “Company”)

The Subscribing Reinsurer’s share in the interests and liabilities of the Reinsurer as set forth in the Contract shall be 100.00%.

The share of the Subscribing Reinsurer in the interests and liabilities of the Reinsurer in respect of the Contract shall be separate and apart from the shares of other subscribing reinsurers, if any, on the Contract. The interests and liabilities of the Subscribing Reinsurer shall not be joint with those of such other subscribing reinsurers and in no event shall the Subscribing Reinsurer participate in the interests and liabilities of such other subscribing reinsurers.

This Agreement shall become effective at 12:01 a.m., Standard Time, October 1, 2010 and shall be subject to the provisions of the Term Article and the Special Termination Article and all other terms and conditions of the Contract.

Premium and loss payments made to Guy Carpenter shall be deposited in a Premium and Loss Account in accordance with Section 32.3(a)(l) of Regulation 98 of the New York Insurance Department. The Subscribing Reinsurer consents to withdrawals from said account in accordance with Section 32.3(a)(3) of the Regulation, including interest and Federal Excise Tax.

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Brokerage hereunder is 1.20% of gross ceded premium.

IN WITNESS WHEREOF, the Subscribing Reinsurer has caused this Agreement to be executed by its duly authorized representative as follows:

on this 28TH day of December, in the year 2010.

SWISS REINSURANCE AMERICA CORPORATION

BY: SWISS RE UNDERWRITERS AGENCY INC., ITS AUTHORIZED

REPRESENTATIVE

Market Reference Number: POR1072654

AFFIRMATIVE INSURANCE COMPANY

AUTOMOBILE QUOTA SHARE REINSURANCE CONTRACT

Effective: October 1, 2010 U4VT0004	2 of 2	DOC: December 21, 2010

AUTOMOBILE QUOTA SHARE REINSURANCE CONTRACT

issued to

AFFIRMATIVE INSURANCE COMPANY

Burr Ridge, Illinois

Effective: October 1, 2010 U4VT0004	1 of 36	DOC: December 23, 2010

AUTOMOBILE QUOTA SHARE REINSURANCE CONTRACT

TABLE OF CONTENTS

Article		Page

	Preamble	4
1	Business Covered	4
2	Retention and Limit	4
3	Maximum Limits of Liability	5
4	Term	6
5	Special Termination	6
6	Territory	7
7	Exclusions	7
8	Assignments	9
9	Premium and Maintenance Fee	10
10	Provisional Ceding Commission	10
11	Commission Adjustment	10
12	Reports and Remittances	11
13	Definitions	12
14	Extra Contractual Obligations/Excess of Policy Limits	13
15	Net Retained Liability	14
16	Original Conditions	14
17	No Third Party Rights	14
18	Loss Settlements	14
19	Commutation	15
20	Offset	16
21	Salvage and Subrogation	16
22	Currency	16
23	Unauthorized Reinsurance	16
24	Taxes	19
25	Access to Records	19
26	Confidentiality	19
27	Indemnification and Errors and Omissions	20
28	Insolvency	21
29	Arbitration	22
30	Service of Suit	24
31	Governing Law	25
32	Entire Agreement	26
33	Intermediary	26
34	Mode of Execution	26
	Company Signing Block	27

Effective: October 1, 2010 U4VT0004	2 of 36	DOC: December 23, 2010

AUTOMOBILE QUOTA SHARE REINSURANCE CONTRACT

TABLE OF CONTENTS

Attachments		Page

	Nuclear Incident Exclusion Clause - Physical Damage - Reinsurance - U.S.A.	28
	Nuclear Incident Exclusion Clause - Liability - Reinsurance - U.S.A.	30
	Trust Agreement Requirements Clause	35

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AUTOMOBILE QUOTA SHARE REINSURANCE CONTRACT

(the “Contract”)

issued to

AFFIRMATIVE INSURANCE COMPANY

Burr Ridge, Illinois

(the “Company”)

by

THE SUBSCRIBING REINSURER(S) IDENTIFIED

IN THE INTERESTS AND LIABILITIES AGREEMENT(S)

ATTACHED TO AND FORMING PART OF THIS CONTRACT

(the “Reinsurer”)

ARTICLE 1

BUSINESS COVERED

A.	This Contract is to indemnify the Company in respect of the liability accruing to the Company as a result of loss or losses under Policies classified by the Company as Private Passenger Automobile Physical Damage and Liability, in force at the inception of this Contract or written or renewed during the term of this Contract by or on behalf of the Company (including business assumed as 100% quota share reinsurance from affiliated companies), subject to the terms and conditions herein contained.

B.	It is understood that the business reinsured under this Contract is deemed to include coverages extended for non-resident drivers under the Motor Vehicle Financial Responsibility Law or the Motor Vehicle Compulsory Insurance Law, or any similar law of any state or province, following the provisions of the Company’s Policies when they include or are deemed to include so called “out of state insurance” provisions.

ARTICLE 2

RETENTION AND LIMIT

A.	The Company shall cede, and the Reinsurer shall accept as reinsurance, a 40.0% quota share of all business reinsured hereunder. The Reinsurer shall pay to Company the Reinsurer’s quota share of losses under the Policies, Loss Adjustment Expense, Extra Contractual Obligations, and Loss in Excess of Policy Limits covered under this Contract. However, the Reinsurer’s liability for Extra Contractual Obligations, Loss in Excess of Policy Limits and losses arising from class action suits, combined, shall not exceed 5.0% of Net Premiums Earned.

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B.	Notwithstanding the above, the Reinsurer’s liability shall not exceed its quota share of the following:

1.	As respects Casualty business, $100,000 any one loss, any one Claim Feature. “Claim Feature” means each claimant or person with respect to each of the following coverages: Automobile Physical Damage, Property Damage, Bodily Injury, Uninsured Motorists, Underinsured Motorists, Personal Injury Protection or Medical Payments, as defined within the Policy;

2.	As respects Property business, $3,000,000 any one loss occurrence.

C.	The Reinsurer’s liability for all losses subject hereunder shall not exceed 120.0% of the Net Premiums Earned subject to this Contract.

D.	The Company may maintain physical damage catastrophe excess of loss reinsurance and casualty excess of loss reinsurance, recoveries under which shall inure to the benefit of this Contract.

E.	It is agreed that the Gross Net Written Premium Income (including unearned premium for business in force at inception hereof) for Policies subject to this Contract shall not exceed $125,000,000, unless specially accepted and approved in writing by the Reinsurer. In the event the premium limit applies, the quota share cession hereunder shall be reduced in the same proportion that the $50,000,000 (being 40.0% of $125,000,000) bears to the Company’s subject Gross Net Written Premium Income (including unearned premium for business in force at inception hereof).

ARTICLE 3

MAXIMUM LIMITS OF LIABILITY

A.	The limits of liability of the Company with respect to any one Policy shall be deemed not to exceed:

Bodily Injury Liability	$ $	100,000 each person 300,000 each occurrence
Property Damage Liability		$100,000 each occurrence
Comprehensive/Collision Coverage		$70,000 per vehicle
Uninsured/Underinsured Motorists Coverage		$100,000/$300,000/$100,000

Personal Injury Protection (PIP)/Property Protection Insurance (PPI)/Residual Liability Insurance		Statutory limits
Medical Payment		$10,000

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B.	The amounts shown above shall be extended to follow the liability of the Company in the event of the stacking of Policy limits, or if the company is required by statute, regulation or by an order of an insurance department to increase the minimum coverage limits.

ARTICLE 4

TERM

A.	This Contract shall take effect at 12:01 a.m., Local Standard Time, October 1, 2010, applying to losses occurring at and after that time and date, and shall remain in effect until 12:01 a.m., Local Standard Time, January 1, 2011.

B.	At expiration of this Contract, the Reinsurer shall remain liable hereunder in respect of Policies in force at expiration, until the earlier of the expiration or next renewal of such Policies.

ARTICLE 5

SPECIAL TERMINATION

A.	The Company may terminate a Subscribing Reinsurer’s share in this Contract at any time by giving not less than 30 days’ prior written notice to the Subscribing Reinsurer, or the Subscribing Reinsurer may terminate this Contract by giving not less than 30 days’ prior written notice to the Company in the event any of the following circumstances occur:

1.	the other party has experienced a Change in Control; or

2.	failure of the other party to make payment of any undisputed balance under this Contract when due, and failure to remit the overdue payment within 30 days of the due date; or

3.	the other party’s policyholders’ surplus at the inception of this Contract has been reduced by more than 25.0% of the amount of surplus 12 months prior to that date; or

4.	the other party’s policyholders’ surplus at any time during the term of this Contract has been reduced by more than 25.0% of the amount of surplus at the date of the other party’s most recent financial statement filed with regulatory authorities and available to the public as of the inception of this Contract; or

5.	a State Insurance Department or other legal authority orders the other party to cease writing business.

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B.	The Company may terminate this Contract at any time by giving written notice to the Subscribing Reinsurer in the event any of the following circumstances occur:

1.	the Subscribing Reinsurer has become insolvent or has been placed into liquidation or receivership (whether voluntary or involuntary) or proceedings have been instituted against the Subscribing Reinsurer for the appointment of a receiver, liquidator, rehabilitator, conservator or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its operations; or

2.	the Subscribing Reinsurer’s A.M. Best’s rating is assigned or downgraded below “A-”; or

3.	the Subscribing Reinsurer has reinsured its entire liability under this Contract without the Company’s prior written consent; or

4.	the Subscribing Reinsurer ceases assuming new and renewal property and casualty treaty reinsurance business.

C.	For purposes of this Article, a “Change in Control”, as respects a party to this Contract, means that a Person has entered into an agreement or understanding to purchase, sell or otherwise obtain (whether by stock or asset purchase, bulk reinsurance, merger, consolidation or otherwise, in one or a series of transactions), or has so purchased, sold or otherwise transferred or obtained, a controlling interest in the party. Without limiting the foregoing, a Person shall be deemed to have a controlling interest in the party if such Person owns, controls or holds an ownership interest in the party of at least 51%. For the purposes of this paragraph, a “Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated entity or governmental entity.

D.	If this Contract is terminated in accordance with paragraph A, B or C above, this Contract shall terminate on a run-off basis as set forth in the Term Article.

ARTICLE 6

TERRITORY

The territorial limits of this Contract shall be identical with those of the Company’s Policies. However, coverage under this Contract shall be limited to Policies issued in the states of Alabama, California, Illinois, Indiana, Louisiana, Missouri, New Mexico, South Carolina and Texas.

ARTICLE 7

EXCLUSIONS

A.	This Contract shall not cover and specifically excludes:

1.	Loss or damage that is occasioned by war, invasion, hostilities, acts of foreign enemies, civil war, rebellion, insurrection, military or usurped power, or martial law

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or confiscation by order of any government or public authority. This War Exclusion Clause shall not, however, apply to interests which at time of loss or damage are within the territorial limits of the United States of America (comprising the fifty States of the Union, the District of Columbia, and including bridges between the U.S.A. and Mexico provided they are under United States ownership), Canada, St. Pierre and Miquelon, provided such interests are insured under Policies containing a standard war or hostilities or warlike operations exclusion clause.

2.	Business excluded by the following attached Nuclear Incident Exclusion Clauses:

a.	Nuclear Incident Exclusion Clauses - Liability - Reinsurance - U.S.A.

b.	Nuclear Incident Exclusion Clauses - Physical Damage - Reinsurance - U.S.A.

3.	Pools, Associations and Syndicates, except as provided in the Assignments Article.

4.	Mortgage Impairment Insurance or other similar covers, however styled.

5.	Products Liability, Professional Malpractice Liability, Directors’ & Officers’ Liability, Securities and Exchange Commission Liability, Workers’ Compensation and Employers Liability.

6.	Loss arising out of the ownership, maintenance or use of any vehicle, the principal use of which is as:

a.	a public or livery conveyance;

b.	an emergency vehicle;

c.	a drive-yourself motor vehicle available for leasing periods of less than six months;

d.	an automobile used in speed contests and races;

e.	a motorcycle.

f.	a vehicle used in hauling goods for others.

g.	a vehicle used in hauling hazardous chemicals or radioactive substances.

h.	a vehicle operating under time constraints, including messenger or delivery service.

7.	Reinsurance assumed, except for business assumed from affiliated companies, agency reinsurance and business assumed from Texas county mutual insurance companies.

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8.	Losses arising from seepage and pollution as per the Company’s original Policies and any amendments attached thereto. This exclusion will not apply, however, when the judicial entity having legal jurisdiction invalidates the Company’s pollution exclusion when such liability was intended to be excluded from coverage.

9.	Acts of Terrorism that involve the use, release, or escape of nuclear, biological or chemical materials, or directly or indirectly result in nuclear reaction or radiation or radioactive contamination; and it appears that the purpose of the terrorism was to release such materials. “Acts of Terrorism” means an act, including but not limited to the use of force or violence and/or the threat thereof, of any person or group(s) of persons, whether acting alone or on behalf of or in connection with any organization(s), committed for political, religious, ideological or similar purposes including the intention to influence any government and/or to put the public, or any section of the public, in fear.

This exclusion shall not be construed to apply to loss occasioned by riots, strikes, civil commotion, vandalism or malicious damage as those terms have been interpreted by United States Courts to apply to insurance policies.

10.	Loss arising from exposure to asbestos, to the extent excluded in the Company’s Policy.

11.	Any penalties, late fees, litigation expenses, arbitration fees or costs incurred as a result of late payment of PIP benefits.

12.	Ex-Gratia Settlements, which means a payment for which there is no possibility of legal obligation on the part of the Company under the terms and conditions of the Policy and which is made solely to maintain the good will of the original insured.

13.	Flood.

14.	Earthquake, landslide or other earth movement.

B.	Business which is beyond the terms, conditions or limitations of this Contract may be submitted to the Reinsurer for special acceptance hereunder and such business, if accepted by the Reinsurer in writing, shall be subject to all of the terms, conditions and limitations of this Contract except as modified by the special acceptance.

ARTICLE 8

ASSIGNMENTS

The provisions of this Contract shall apply to risks assigned to the Company under any Assigned Risk Plan or similar plan if, in the opinion of the Company, such risks were assigned to the Company because of the business written and reinsured hereunder.

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ARTICLE 9

PREMIUM AND MAINTENANCE FEE

A.	The Company shall cede to the Reinsurer its quota share percentage of the Gross Net Written Premium Income, including the unearned portion, as of October 1, 2010, of the Gross Net Written Premium Income for Policies in force on that date.

B.	This Contract is not commuted on or prior to January 1, 2013, the Company shall, in addition to the premium ceded hereunder, pay the Reinsurer a Maintenance Fee, unless the commutation has not occurred because the Reinsurer has not concurred with the Company’s calculation of the commutation amount, in accordance with the provisions of paragraph A of the Commutation Article. The Maintenance Fee shall be calculated at 1.50% of ceded premium hereunder, and shall be payable within 30 days after January 1, 2013. However, the Maintenance Fee shall be waived should Losses Incurred exceed 80.0% of Net Premiums Earned, calculated as of January 1, 2013.

ARTICLE 10

PROVISIONAL CEDING COMMISSION

A.	The Reinsurer shall allow the Company a provisional ceding commission of 26.50% of the Gross Net Written Premium Income ceded hereunder. The Company shall allow the Reinsurer return commission on return premiums at the same rate.

B.	It is expressly agreed that the ceding commission allowed the Company includes provision for all dividends, commissions, taxes, assessments and all other expenses of whatever nature, except Loss Adjustment Expenses.

ARTICLE 11

COMMISSION ADJUSTMENT

A.	The provisional commission allowed the Company shall be adjusted in accordance with the provisions set forth herein. The adjusted commission rate shall be calculated as follows and be applied to Net Premiums Earned:

1.	if the ratio of Losses Incurred to Net Premiums Earned is 67.50% or greater, the adjusted commission rate shall be 26.50%;

2.	if the ratio of Losses Incurred to Net Premiums Earned is less than 67.50%, but not less than 63.50%, the adjusted commission rate shall be 26.50%, plus the difference in percentage points between 67.50% and the actual ratio of Losses Incurred to Net Premiums Earned;

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3.	if the ratio of Losses Incurred to Net Premiums Earned is 63.50% or less, the adjusted commission rate shall be 30.50%.

B.	Within 30 days after 12 months after the expiration date of this Contract, and annually thereafter until all losses subject hereto have been finally settled, the Company shall calculate and report the adjusted commission on Net Premiums Earned. If the adjusted commission on Net Premiums Earned is less than commissions previously allowed by the Reinsurer on Net Premiums Earned, the Company shall remit the difference to the Reinsurer with its report. If the adjusted commission on Net Premiums Earned is greater than commissions previously allowed by the Reinsurer on Net Premiums Earned, the Reinsurer shall remit the difference to the Company as promptly as possible after receipt and verification of the Company’s report.

ARTICLE 12

REPORTS AND REMITTANCES

A.	Within 15 days following the inception of this Contract, the Company shall report to the Reinsurer the unearned premium, as of the date of inception, for business in force as of that date, and pay to the Reinsurer its quota share percentage of the collected portion thereof, less the provisional ceding commission thereon.

B.	Within 30 days following the end of each month, the Company shall furnish the Reinsurer with a report summarizing:

1.	Gross Net Written Premium Income during the month;

2.	reinsurance premium on Gross Net Written Premium Income collected during the month;

3.	the provisional ceding commission on (2) above;

4.	ceded loss and Loss Adjustment Expense paid during the month; and

5.	ceded subrogation, salvage, or other recoveries during the month.

If the balance of (2) less (3) less (4) plus (5) above is positive for any month, the Company shall remit the amount due within 50 days after the close of the month. If said balance is negative, the Reinsurer shall remit the amount due within 15 days after receipt of the account.

C.	An accounting reconciliation between collected Gross Net Written Premium Income and actual Gross Net Written Premium Income shall be performed by the Company within 90 days after expiration of this Contract, and any difference shall be remitted to the Reinsurer with the report.

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D.	In addition, the Company shall furnish the Reinsurer with a monthly statement showing the unearned premium reserves, and the reserves for outstanding losses including losses incurred but not reported. The Company shall also provide the Reinsurer with such other information as may be required by the Reinsurer for completion of its NAIC annual statements.

ARTICLE 13

DEFINITIONS

A.	“Loss Adjustment Expense” means costs and expenses incurred by the Company in connection with the investigation, appraisal, adjustment, settlement, litigation, defense or appeal of a specific claim or loss, or alleged loss, including but not limited to:

1.	court costs;

2.	costs of supersedeas and appeal bonds;

3.	monitoring counsel expenses;

4.	legal expenses and costs incurred in connection with coverage questions and legal actions connected thereto, including but not limited to declaratory judgment actions;

5.	post-judgment interest;

6.	pre-judgment interest, unless included as part of an award or judgment;

7.	a pro rata share of salaries and expenses of Company field employees, calculated in accordance with the time occupied in adjusting such loss, and expenses of other Company employees who have been temporarily diverted from their normal and customary duties and assigned to the field adjustment of losses covered by this Contract; and

8.	subrogation, salvage and recovery expenses.

“Loss Adjustment Expense” does not include office and other overhead expenses, nor salaries and expenses of the Company’s employees, except as provided in subparagraph (7) above.

B.	“Gross Net Written Premium Income” means gross written premium of the Company for the classes of business reinsured hereunder, less return premiums, and less written premiums ceded by the Company for reinsurance that inures to the benefit of this Contract. However, as respects casualty excess of loss reinsurance purchased by the Company, no more than 0.13% of gross written premium shall be deducted in calculating “Gross Net Written Premium Income.”

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C.	“Net Premiums Earned” means ceded Gross Net Written Premium Income less the unearned portion thereof as of the effective date of calculation.

D.	“Losses Incurred” means ceded losses (including Loss Adjustment Expense, Extra Contractual Obligations and Loss in Excess of Policy Limits) paid as of the effective date of calculation, plus the ceded loss reserves outstanding as of the same date.

E.	“Policy” means any binder, policy, or contract of insurance or reinsurance issued, accepted or held covered provisionally or otherwise, by or on behalf of the Company.

ARTICLE 14

EXTRA CONTRACTUAL OBLIGATIONS/EXCESS OF POLICY LIMITS

A.	This Contract shall cover Extra Contractual Obligations, as provided in the Retention and Limit Article. “Extra Contractual Obligations” shall be defined as those liabilities not covered under any other provision of this Contract and that arise from the handling of any claim on business covered hereunder, such liabilities arising because of, but not limited to, the following: failure by the Company to settle within the Policy limit, or by reason of alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such action.

B.	This Contract shall cover Loss in Excess of Policy Limits, as provided in the Retention and Limit Article. “Loss in Excess of Policy Limits” shall be defined as Loss in excess of the Policy limit, having been incurred because of, but not limited to, failure by the Company to settle within the Policy limit or by reason of alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such action.

C.	An Extra Contractual Obligation and/or Loss in Excess of Policy Limits shall be deemed to have occurred on the same date as the loss covered under the Company’s Policy, and shall constitute part of the original loss.

D.	For the purposes of the Loss in Excess of Policy Limits coverage hereunder, the word “Loss” shall mean any amounts for which the Company would have been contractually liable to pay had it not been for the limit of the original Policy.

E.	Loss Adjustment Expense in respect of Extra Contractual Obligations and/or Loss in Excess of Policy Limits shall be covered hereunder in the same manner as other Loss Adjustment Expense.

F.	However, this Article shall not apply where the loss has been incurred due to fraud of a member of the Board of Directors or a corporate officer of the Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

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G.	In no event shall coverage be provided to the extent not permitted under law.

ARTICLE 15

NET RETAINED LIABILITY

A.	This Contract applies only to that portion of any loss that the Company retains net for its own account (prior to deduction of any reinsurance that inures solely to the benefit of the Company).

B.	The amount of the Reinsurer’s liability hereunder in respect of any loss or losses shall not be increased by reason of the inability of the Company to collect from any other reinsurer(s), whether specific or general, any amounts that may have become due from such reinsurer(s), whether such inability arises from the insolvency of such other reinsurer(s) or otherwise.

ARTICLE 16

ORIGINAL CONDITIONS

All reinsurance under this Contract shall be subject to the same rates, terms, conditions, waivers and interpretations, and to the same modifications and alterations as the respective Policies of the Company. However, in no event shall this be construed in any way to provide coverage outside the terms and conditions set forth in this Contract.

ARTICLE 17

NO THIRD PARTY RIGHTS

This Contract is solely between the Company and the Reinsurer, and in no instance shall any insured, claimant or other third party have any rights under this Contract except as may be expressly provided otherwise herein.

ARTICLE 18

LOSS SETTLEMENTS

A.

When so requested in writing, the Company shall afford the Reinsurer or its representatives an opportunity to be associated with the Company, at the expense of the Reinsurer, in the defense of any claim, suit or proceeding involving this Contract, and the Company and the

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Reinsurer shall cooperate in every respect in the defense of such claim, suit or proceeding. Notwithstanding the above, the Company alone and at its full discretion shall adjust, settle or compromise all claims and losses.

B.	As respects losses subject to this Contract, all loss settlements made by the Company, whether under strict Policy terms or by way of compromise, and any Extra Contractual Obligations and/or Loss in Excess of Policy Limits, shall be binding upon the Reinsurer, and the Reinsurer agrees to pay or allow, as the case may be, its share of each such settlement in accordance with this Contract.

ARTICLE 19

COMMUTATION

A.	As respects all losses, known or unknown, that may cause a claim under this Contract, the losses shall be commuted two years after the expiration date of this Contract. As promptly as possible after such date, the Company shall submit a statement of valuation of the outstanding claim or claims showing the elements considered reasonable to establish the commutation amount, and, if the Reinsurer concurs with the Company’s calculation, it shall promptly pay the amount requested.

B.	If the parties fail to agree on the commutation amount determined under paragraph A above, they shall settle any difference by mutually selecting an actuary to determine the commutation amount. If the parties cannot agree on a single actuary within 15 days after the Reinsurer’s notice that it does not concur with the Company’s statement of valuation, the parties shall settle the difference by using a panel of three actuaries. In that event, each party shall appoint an actuary within 30 days after receipt of the written request for commutation. Upon such appointment, the two actuaries shall appoint a third actuary. If the two actuaries fail to agree on the selection of a third actuary within 30 days of their appointment, each of them shall name three individuals, of whom the other shall decline two, and the decision shall be made by drawing lots. The actuary or actuaries shall then investigate and capitalize such loss(es). All actuaries shall be fellows of the Casualty Actuarial Society or the American Academy of Actuaries, and shall be disinterested in the outcome of the commutation.

C.	The Reinsurer’s proportion of the amount so determined shall be considered the Reinsurer’s total liability for the losses, and the Reinsurer shall pay the commutation amount promptly after execution by both parties of a commutation and release agreement. Payment of the commutation amount by the Reinsurer, and acceptance of that payment by the Company, shall constitute a complete release of both parties from all further liability hereunder.

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ARTICLE 20

OFFSET

Each party to this Contract together with their successors or assigns shall have and may exercise, at any time, the right to offset any balance or balances due the other (or, if more than one, any other). Such offset may include balances due under this Contract and any other contracts heretofore or hereafter entered into between the parties regardless of whether such balances arise from premiums, losses, maintenance fees, or otherwise, and regardless of capacity of any party, whether as assuming insurer and/or ceding insurer, under the various contracts involved, provided, however, that in the event of insolvency of a party hereto, offsets shall only be allowed in accordance with any applicable law, statute or regulation governing such offset shall apply.

ARTICLE 21

SALVAGE AND SUBROGATION

A.	Salvages and all recoveries (including amounts due from all reinsurances that inure to the benefit of this Contract, whether recovered or not), shall be first deducted from any loss to arrive at the amount of liability attaching hereunder.

B.	All salvages, recoveries or payments recovered or received subsequent to loss settlement hereunder shall be applied as if recovered or received prior to the aforesaid settlement, and all necessary adjustments shall be made by the parties hereto.

ARTICLE 22

CURRENCY

A.	Where the word “Dollars” and/or the sign “$” appear in this Contract, they shall mean United States Dollars.

B.	For purposes of this Contract, where the Company receives premiums or pays losses in currencies other than United States Dollars, such premiums or losses shall be converted into United States Dollars at the actual rates of exchange at which these premiums or losses are entered in the Company’s books.

ARTICLE 23

UNAUTHORIZED REINSURANCE

A.	This Article applies only to the extent a Subscribing Reinsurer does not qualify for credit with any insurance regulatory authority having jurisdiction over the Company’s reserves.

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B.	The Company agrees, in respect of its Policies or bonds falling within the scope of this Contract, that when it files with its insurance regulatory authority, or sets up on its books liabilities as required by law, it shall forward to the Reinsurer a statement showing the proportion of such liabilities applicable to the Reinsurer. The “Reinsurer’s Obligations” shall be defined as follows:

1.	unearned premium (if applicable);

2.	known outstanding losses that have been reported to the Reinsurer and Loss Adjustment Expense relating thereto;

3.	losses and Loss Adjustment Expense paid by the Company but not recovered from the Reinsurer;

4.	losses incurred but not reported and Loss Adjustment Expense relating thereto;

5.	all other amounts for which the Company cannot take credit on its financial statements unless funding is provided by the Reinsurer.

C.	The Reinsurer’s Obligations shall be funded by funds withheld, cash advances, Trust Agreement or a Letter of Credit (LOC). The Reinsurer shall have the option of determining the method of funding provided it is acceptable to the insurance regulatory authorities having jurisdiction over the Company’s reserves.

D.	When funding by Trust Agreement, the Reinsurer shall ensure that the Trust Agreement complies with the provisions of the “Trust Agreement Requirements Clause” attached hereto. When funding by an LOC, the Reinsurer agrees to apply for and secure timely delivery to the Company of a clean, irrevocable and unconditional LOC issued by a bank and containing provisions acceptable to the insurance regulatory authorities having jurisdiction over the Company’s reserves in an amount equal to the Reinsurer’s Obligations. Such LOC shall be issued for a period of not less than one year, and shall be automatically extended for one year from its date of expiration or any future expiration date unless 30 days (or such other time period as may be required by insurance regulatory authorities), prior to any expiration date the issuing bank shall notify the Company by certified or registered mail that the issuing bank elects not to consider the LOC extended for any additional period.

E.	The Reinsurer and the Company agree that any funding provided by the Reinsurer pursuant to the provisions of this Contract may be drawn upon at any time, notwithstanding any other provision of this Contract, and be utilized by the Company or any successor, by operation of law, of the Company including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Company, for the following purposes, unless otherwise provided for in a separate Trust Agreement:

1.	to reimburse the Company for the Reinsurer’s Obligations, the payment of which is due under the terms of this Contract and that has not been otherwise paid;

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2.	to make refund of any sum that is in excess of the actual amount required to pay the Reinsurer’s Obligations under this Contract (or in excess of 102% of the Reinsurer’s Obligations, if funding is provided by a Trust Agreement);

3.	to fund an account with the Company for the Reinsurer’s Obligations. Such cash deposit shall be held in an interest bearing account separate from the Company’s other assets, and interest thereon not in excess of the prime rate shall accrue to the benefit of the Reinsurer. Any taxes payable on accrued interest shall be paid out of the assets in the account that are in excess of the Reinsurer’s Obligations (or in excess of 102% of the Reinsurer’s Obligations, if funding is provided by a Trust Agreement). If the assets are inadequate to pay taxes, any taxes due shall be paid by the Reinsurer;

4.	to pay the Reinsurer’s share of any other amounts the Company claims are due under this Contract.

F.	If the amount drawn by the Company is in excess of the actual amount required for E(1) or E(3), or in the case of E(4), the actual amount determined to be due, the Company shall promptly return to the Reinsurer the excess amount so drawn. All of the foregoing shall be applied without diminution because of insolvency on the part of the Company or the Reinsurer.

G.	The issuing bank shall have no responsibility whatsoever in connection with the propriety of withdrawals made by the Company or the disposition of funds withdrawn, except to ensure that withdrawals are made only upon the order of properly authorized representatives of the Company.

H.	At annual intervals, or more frequently at the discretion of the Company, but never more frequently than quarterly, the Company shall prepare a specific statement of the Reinsurer’s Obligations for the sole purpose of amending the LOC or other method of funding, in the following manner:

1.	If the statement shows that the Reinsurer’s Obligations exceed the balance of the LOC as of the statement date, the Reinsurer shall, within 30 days after receipt of the statement, secure delivery to the Company of an amendment to the LOC increasing the amount of credit by the amount of such difference. Should another method of funding be used, the Reinsurer shall, within the time period outlined above, increase such funding by the amount of such difference.

2.	If, however, the statement shows that the Reinsurer’s Obligations are less than the balance of the LOC (or that 102% of the Reinsurer’s Obligations are less than the trust account balance if funding is provided by a Trust Agreement), as of the statement date, the Company shall, within 30 days after receipt of written request from the Reinsurer, release such excess credit by agreeing to secure an amendment to the LOC reducing the amount of credit available by the amount of such excess credit. Should another method of funding be used, the Company shall, within the time period outlined above, decrease such funding by the amount of such excess.

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ARTICLE 24

TAXES

A.	In consideration of the terms under which this Contract is issued, the Company undertakes not to claim any deduction of the premium hereon when making Canadian tax returns or when making tax returns, other than Income or Profits Tax returns, to any state or territory of the United States of America or to the District of Columbia.

B.	1.	Each Subscribing Reinsurer has agreed to allow, for the purpose of paying the Federal Excise Tax, the applicable percentage of the premium payable hereon (as imposed under the Internal Revenue Code) to the extent such premium is subject to Federal Excise Tax.

2.	In the event of any return of premium becoming due hereunder, the Subscribing Reinsurer shall deduct the applicable percentage of the premium from the amount of the return, and the Company or its agent should take steps to recover the Tax from the U.S. Government.

ARTICLE 25

ACCESS TO RECORDS

The Reinsurer or its duly authorized representatives shall have the right to visit the offices of the Company to inspect, examine, audit, and verify the books and records of the Company relating to business reinsured under this Contract during regular business hours after giving five working days’ prior notice. This right shall be exercisable during the term of this Contract or after the expiration of this Contract. Notwithstanding the above, the Reinsurer shall not have any right of access to the records of the Company if it is not current in all undisputed payments due the Company.

ARTICLE 26

CONFIDENTIALITY

A.	The Reinsurer hereby acknowledges that the documents, information and data provided to it by the Company, whether directly or through an authorized agent, in connection with the placement and execution of this Contract (“Confidential Information”) are proprietary and confidential to the Company. Confidential Information shall not include documents, information or data that the Reinsurer can show:

1.	are publicly known or have become publicly known through no unauthorized act of the Reinsurer;

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2.	have been rightfully received from a third person without obligation of confidentiality; or

3.	were known by the Reinsurer prior to the placement of this Contract without an obligation of confidentiality.

B.	Absent the written consent of the Company, the Reinsurer shall not disclose any Confidential Information to any third parties, including any affiliated companies, except:

1.	when required by retrocessionaires subject to the business ceded to this Contract;

2.	when required by regulators performing an audit of the Reinsurer’s records and/or financial condition;

3.	when required by external auditors performing an audit of the Reinsurer’s records in the normal course of business;

4.	when required by attorneys or arbitrators in connection with an actual or potential dispute hereunder; or

5.	when required by the Reinsurer’s internal reinsurance operations.

Further, the Reinsurer agrees not to use any Confidential Information for any purpose not related to the performance of its obligations or enforcement of its rights under this Contract or as required by the Reinsurer for its internal reinsurance operations.

C.	Notwithstanding the above, in the event that the Reinsurer is required by court order, other legal process or any regulatory authority to release or disclose any or all of the Confidential Information, the Reinsurer agrees to provide the Company with written notice of same at least 10 days prior to such release or disclosure and to use its best efforts to assist the Company in maintaining the confidentiality provided for in this Article.

D.	The provisions of this Article shall extend to the officers, directors, shareholders and employees of the Reinsurer and its affiliates, and shall be binding upon their successors and assigns.

ARTICLE 27

INDEMNIFICATION AND ERRORS AND OMISSIONS

A.	The Reinsurer is reinsuring, subject to the terms and conditions of this Contract, the obligations of the Company under any Policy. The Company shall be the sole judge as to:

1.	what shall constitute a claim or loss covered under any Policy;

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2.	the Company’s liability thereunder;

3.	the amount or amounts that it shall be proper for the Company to pay thereunder.

B.	The Reinsurer shall be bound by the judgment of the Company as to the obligation(s) and liability(ies) of the Company under any Policy.

C.	Any inadvertent error, omission or delay in complying with the terms and conditions of this Contract shall not be held to relieve either party hereto from any liability that would attach to it hereunder if such error, omission or delay had not been made, provided such error, omission or delay is rectified immediately upon discovery, provided neither party has been prejudiced by the error, omission or delay.

ARTICLE 28

INSOLVENCY

A.	If more than one reinsured company is referenced within the definition of “Company” in the Preamble to this Contract, this Article shall apply severally to each such company. Further, this Article and the laws of the domiciliary state shall apply in the event of the insolvency of any company covered hereunder. In the event of a conflict between any provision of this Article and the laws of the domiciliary state of any company covered hereunder, that domiciliary state’s laws shall prevail.

B.	In the event of the insolvency of the Company, this reinsurance (or the portion of any risk or obligation assumed by the Reinsurer, if required by applicable law) shall be payable directly to the Company, or to its liquidator, receiver, conservator or statutory successor, either: (1) on the basis of the liability of the Company, or (2) on the basis of claims filed and allowed in the liquidation proceeding, whichever may be required by applicable statute, without diminution because of the insolvency of the Company or because the liquidator, receiver, conservator or statutory successor of the Company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the Company shall give written notice to the Reinsurer of the pendency of a claim against the Company indicating the Policy or bond reinsured, which claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated any defense or defenses that it may deem available to the Company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the court, against the Company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit that may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

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C.	Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this reinsurance Contract as though such expense had been incurred by the Company.

D.	As to all reinsurance made, ceded, renewed or otherwise becoming effective under this Contract, the reinsurance shall be payable as set forth above by the Reinsurer to the Company or to its liquidator, receiver, conservator or statutory successor, (except as provided by Section 4118(a)(1)(A) of the New York Insurance Law, provided the conditions of 1114(c) of such law have been met, if New York law applies) or except (1) where the Contract specifically provides another payee in the event of the insolvency of the Company, or (2) where the Reinsurer, with the consent of the direct insured or insureds, has assumed such Policy obligations of the Company as direct obligations of the Reinsurer to the payees under such Policies and in substitution for the obligations of the Company to such payees. Then, and in that event only, the Company, with the prior approval of the certificate of assumption on New York risks by the Superintendent of Insurance of the State of New York, or with the prior approval of such other regulatory authority as may be applicable, is entirely released from its obligation and the Reinsurer shall pay any loss directly to payees under such Policy.

E.	Notwithstanding the above, in the event of insolvency of those reinsured companies domiciled in the State of Illinois, the Reinsurer under this Contract shall have rights, as more fully set forth in Section 173.2, 173.3, and 173.4 of Illinois Insurance Code, as amended.

ARTICLE 29

ARBITRATION

A.

In the event of any dispute or difference of opinion hereafter arising with respect to this Contract, including its formation and validity, it is hereby mutually agreed that such dispute or difference of opinion shall be submitted to binding arbitration. An arbitration shall be initiated when either party provides a written arbitration demand to the other, which shall set forth the general nature of the claim. One arbitrator shall be chosen by the Company, the other by the Reinsurer, and an umpire shall be chosen by the two arbitrators before the arbitrators enter upon arbitration, all of whom shall be active or retired disinterested executive officers of insurance or reinsurance companies or intermediaries with at least 10 years of experience in insurance and reinsurance. In the event that a party should fail to choose an arbitrator within 30 days of receipt of an arbitration demand, the demanding party shall nominate three candidates within 10 days thereafter, two of whom the recipient party shall decline, and the third of whom shall be selected as an arbitrator. In the event

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that the arbitrators should fail to agree upon an umpire within 10 days of the appointment of the last arbitrator, each party shall nominate three candidates within 10 days thereafter, two of whom the other shall decline, and the decision shall be made by drawing lots.

B.	Unless mutually agreed to in writing by both parties, each party shall be required to present its case to the arbitrators at a hearing within 180 days following the appointment of the umpire. Unless otherwise agreed to by both parties, the hearing shall be held on consecutive days. The arbitrators shall render their written decision within 21 days following the day on which the hearing concludes.

C.	The parties may, however, mutually agree to present their respective cases solely in writing, without the necessity of a formal hearing. In the event the parties so elect, the parties shall submit initial briefs concurrently. Within 10 days of submission of the initial briefs, each party shall be entitled but not required to submit a response brief. The arbitrators shall render their written decision within 21 days after receipt of any response briefs.

D.	Notwithstanding the provisions of paragraphs A, B and C above, in the event that either party demands arbitration of a dispute between the Company and the Reinsurer, and the amount in dispute is less than $250,000, unless the arbitration notice includes a demand for rescission of this Contract, the dispute shall be resolved by a sole arbitrator and the following procedures shall apply:

a.	The sole arbitrator shall be chosen by mutual agreement of the parties within 15 business days after the demand for arbitration. If the parties have not chosen an arbitrator within the 15 business days after the receipt of the arbitration notice, the arbitrator shall be chosen in accordance with the Neutral Arbitrator Selection Procedure modified for a single arbitrator, established by the AIDA Reinsurance and Insurance Arbitration Society – U.S. (ARIAS) and in force on the date the arbitration is demanded. The nominated arbitrator must be available to read any written submissions and hear testimony within 60 calendar days of being chosen.

b.	Within 10 business days after the arbitrator has been appointed, the parties shall be notified of deadlines for the submission of briefs and documentary evidence, as determined by the arbitrator. There shall be no discovery or hearing unless the parties agree to engage in limited discovery and/or a hearing. Also, the arbitrator can determine, without the consent of the parties, that a limited hearing is necessary.

E.	The parties desire that any arbitration proceed expeditiously. To that end, any written and/or oral discovery shall be conducted within the time limits set forth herein. To the extent the parties wish to conduct discovery, the parties shall in good faith attempt to negotiate and agree on reasonable discovery. If the parties are unable to agree on the extent of any reasonable discovery to be conducted, the issue of what, if any, discovery to be conducted shall be presented to the arbitrators. In that event, the arbitrators may allow reasonable discovery consistent with the parties’ desire to proceed expeditiously and within the time limits set forth herein.

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F.	The arbitrators shall consider this Contract as an honorable engagement rather than merely as a legal obligation; however, in resolving any dispute between the parties, the arbitrators shall first attempt in all instances to give effect to the plain meaning of the language set forth in the written agreement. Notwithstanding anything to the contrary in this Contract, the arbitrators may at their discretion, consider underwriting and placement information provided by the Company to the Reinsurer, as well as any correspondence exchanged by the parties that is related to this Contract; however, such information may not be used to alter the terms of this Contract or the parties’ obligations hereunder. The decision of the arbitrators shall be final and binding on both parties; but failing to agree, the arbitrators shall call in the umpire and the decision of the majority of the arbitrators and the umpire shall be final and binding upon both parties. Judgment upon the final decision of the arbitrators may be entered in any court having competent jurisdiction.

G.	If more than one Subscribing Reinsurer is involved in the same dispute, all such Subscribing Reinsurers may constitute and act as one party for purposes of this Article and communications may be made by the Company to each of the Subscribing Reinsurers constituting one party, provided, however, that nothing herein shall impair the rights of such Subscribing Reinsurers to assert several, rather than joint, defenses or claims, nor be construed as changing the liability of the Subscribing Reinsurers participating under the terms of this Contract from several to joint.

H.	Each party shall bear the expense of its own arbitrator and shall jointly and equally bear with the other the expense of the umpire and of the arbitration. In the event that one party or both parties fails to choose an arbitrator, as above provided, the expense of the arbitrators, the umpire and the arbitration shall be equally divided between the two parties.

I.	Unless otherwise agreed to by both parties, any arbitration proceedings shall take place at Burr Ridge, Illinois.

ARTICLE 30

SERVICE OF SUIT

A.	This Article applies only to those Subscribing Reinsurers not domiciled in the United States of America, and/or not authorized in any state, territory and/or district of the United States of America where authorization is required by insurance regulatory authorities.

B.	This Article shall not be read to conflict with or override the obligations of the parties to arbitrate their disputes as provided for in the Arbitration Article. This Article is intended as an aid to compelling arbitration or enforcing such arbitration or arbitral award, not as an alternative to the Arbitration Article for resolving disputes arising out of this Contract.

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C.	In the event of the failure of the Reinsurer to perform its obligations hereunder, the Reinsurer, at the request of the Company, shall submit to the jurisdiction of a court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurer’s rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States. The Reinsurer, once the appropriate court is selected, whether such court is the one originally chosen by the Company and accepted by Reinsurer or is determined by removal, transfer, or otherwise, as provided for above, shall comply with all requirements necessary to give said court jurisdiction and, in any suit instituted against the Reinsurer upon this Contract, shall abide by the final decision of such court or of any appellate court in the event of an appeal.

D.	Service of process in such suit may be made upon Messrs. Mendes and Mount, 750 Seventh Avenue, New York, New York 10019-6829, or another party specifically designated in the applicable Interests and Liabilities Agreement attached hereto. The above-named are authorized and directed to accept service of process on behalf of the Reinsurer in any such suit.

E.	Further, pursuant to any statute of any state, territory or district of the United States that makes provision therefor, the Reinsurer hereby designates the Superintendent, Commissioner or Director of Insurance, or other officer specified for that purpose in the statute, or his successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Contract, and hereby designates the above-named as the person to whom the said officer is authorized to mail such process or a true copy thereof.

ARTICLE 31

GOVERNING LAW

As respects each reinsured company, this Contract shall be governed as to performance, administration and interpretation by the laws of the state of domicile of that reinsured company, exclusive of that state’s conflict of law rules. In the event there are two or more reinsured companies involved in a dispute with the Reinsurer, and the dispute is not subject to the Arbitration Article, the court in which suit is filed shall decide, based on conflict of law rules, where the dispute shall be heard and which law shall be applied. However, with respect to credit for reinsurance, the rules of all applicable states shall apply.

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ARTICLE 32

ENTIRE AGREEMENT

This Contract sets forth all of the duties and obligations between the Company and the Reinsurer and supersedes any and all prior or contemporaneous written agreements with respect to matters referred to in this Contract. This Contract may not be modified or changed except by an amendment to this Contract in writing signed by both parties.

ARTICLE 33

INTERMEDIARY

Guy Carpenter & Company, LLC, is hereby recognized as the Intermediary negotiating this Contract for all business hereunder. All communications (including notices, statements, premiums, return premiums, commissions, taxes, losses, Loss Adjustment Expenses, salvages, and loss settlements) relating thereto shall be transmitted to the Company or the Reinsurer through Guy Carpenter & Company, LLC, 3600 Minnesota Drive, Suite 400, Edina, Minnesota 55435-7902. Payments by the Company to the Intermediary shall be deemed payment to the Reinsurer. Payments by the Reinsurer to the Intermediary shall be deemed payment to the Company only to the extent that such payments are actually received by the Company.

ARTICLE 34

MODE OF EXECUTION

A.	This Contract may be executed by:

1.	an original written ink signature of paper documents;

2.	an exchange of facsimile copies showing the original written ink signature of paper documents;

3.	electronic signature technology employing computer software and a digital signature or digitizer pen pad to capture a person’s handwritten signature in such a manner that the signature is unique to the person signing, is under the sole control of the person signing, is capable of verification to authenticate the signature and is linked to the document signed in such a manner that if the data is changed, such signature is invalidated.

B.	The use of any one or a combination of these methods of execution shall constitute a legally binding and valid signing of this Contract. This Contract may be executed in one or more counterparts, each of which, when duly executed, shall be deemed an original.

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IN WITNESS WHEREOF, the Company has caused this Contract to be executed by its duly authorized representative(s) this _23rd_day of December, in the year of 2010.

AFFIRMATIVE INSURANCE COMPANY

/s/ Michael J. McClure

AUTOMOBILE QUOTA SHARE REINSURANCE CONTRACT

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NUCLEAR INCIDENT EXCLUSION CLAUSE - PHYSICAL DAMAGE -

REINSURANCE - U.S.A.

1.	This Reinsurance does not cover any loss or liability accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, from any Pool of Insurers or Reinsurers formed for the purpose of covering Atomic or Nuclear Energy risks.

2.	Without in any way restricting the operation of paragraph (1) of this clause, this Reinsurance does not cover any loss or liability accruing to the Reassured, directly or indirectly and whether as Insurer or Reinsurer, from any insurance against Physical Damage (including business interruption or consequential loss arising out of such Physical Damage) to:

I.	Nuclear reactor power plants including all auxiliary property on the site, or

II.	Any other nuclear reactor installation, including laboratories handling radioactive materials in connection with reactor installations, and “critical facilities” as such, or

III.	Installations for fabricating complete fuel elements or for processing substantial quantities of “special nuclear material”, and for reprocessing, salvaging, chemically separating, storing or disposing of “spent” nuclear fuel or waste materials, or

IV.	Installations other than those listed in paragraph (2) III above using substantial quantities of radioactive isotopes or other products of nuclear fission.

3.	Without in any way restricting the operations of paragraphs (1) and (2) hereof, this Reinsurance does not cover any loss or liability by radioactive contamination accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, from any insurance on property which is on the same site as a nuclear reactor power plant or other nuclear installation and which normally would be insured therewith except that this paragraph (3) shall not operate

(a)	where Reassured does not have knowledge of such nuclear reactor power plant or nuclear installation, or

(b)	where said insurance contains a provision excluding coverage for damage to property caused by or resulting from radioactive contamination, however caused. However on and after 1st January 1960 this sub-paragraph (b) shall only apply provided the said radioactive contamination exclusion provision has been approved by the Governmental Authority having jurisdiction thereof.

4.	Without in any way restricting the operations of paragraphs (1), (2) and (3) hereof, this Reinsurance does not cover any loss or liability by radioactive contamination accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, when such radioactive contamination is a named hazard specifically insured against.

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5.	It is understood and agreed that this clause shall not extend to risks using radioactive isotopes in any form where the nuclear exposure is not considered by the Reassured to be the primary hazard.

6.	The term “special nuclear material” shall have the meaning given it in the Atomic Energy Act of 1954 or by any law amendatory thereof.

7.	Reassured to be sole judge of what constitutes:

(a)	substantial quantities, and

(b)	the extent of installation, plant or site.

Note: Without in any way restricting the operation of paragraph (1) hereof, it is understood and agreed that

(a)	all policies issued by the Reassured on or before 31st December 1957 shall be free from the application of the other provisions of this Clause until expiry date or 31st December 1960 whichever first occurs whereupon all the provisions of this Clause shall apply.

(b)	with respect to any risk located in Canada policies issued by the Reassured on or before 31st December 1958 shall be free from the application of the other provisions of this Clause until expiry date or 31st December 1960 whichever first occurs whereupon all the provisions of this Clause shall apply.

12/12/57

NMA 1119

NOTES:	Wherever used herein the terms:

	“Reassured”	shall be understood to mean “Company”, “Reinsured”, “Reassured” or whatever other term is used in the attached reinsurance document to designate the reinsured company or companies.

	“Agreement”	shall be understood to mean “Agreement”, “Contract”, “Policy” or whatever other term is used to designate the attached reinsurance document.

	“Reinsurers”	shall be understood to mean “Reinsurers”, “Underwriters” or whatever other term is used in the attached reinsurance document to designate the reinsurer or reinsurers.

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NUCLEAR INCIDENT EXCLUSION CLAUSE - LIABILITY - REINSURANCE - U.S.A.

(1) This reinsurance does not cover any loss or liability accruing to the Reassured as a member of, or subscriber to, any association of insurers or reinsurers formed for the purpose of covering nuclear energy risks or as a direct or indirect reinsurer of any such member, subscriber or association.

(2) Without in any way restricting the operation of paragraph (1) of this Clause it is understood and agreed that for all purposes of this reinsurance all the original policies of the Reassured (new, renewal and replacement) of the classes specified in Clause II of this paragraph (2) from the time specified in Clause III in this paragraph (2) shall be deemed to include the following provision (specified as the Limited Exclusion Provision):

Limited Exclusion Provision.*

I.	It is agreed that the policy does not apply under any liability coverage, to injury, sickness, disease, death or destruction

bodily injury or property damage

with respect to which an insured under the policy is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability.

II.	Family Automobile Policies (liability only), Special Automobile Policies (private passenger automobiles, liability only), Farmers Comprehensive Personal Liability Policies (liability only), Comprehensive Personal Liability Policies (liability only) or policies of a similar nature; and the liability portion of combination forms related to the four classes of policies stated above, such as the Comprehensive Dwelling Policy and the applicable types of Homeowners Policies.

III.	The inception dates and thereafter of all original policies as described in II above, whether new, renewal or replacement, being policies which either

(a)	become effective on or after 1st May, 1960, or

(b)	become effective before that date and contain the Limited Exclusion Provision set out above;

provided this paragraph (2) shall not be applicable to Family Automobile Policies, Special Automobile Policies, or policies or combination policies of a similar nature, issued by the Reassured on New York risks, until 90 days following approval of the Limited Exclusion Provision by the Governmental Authority having jurisdiction thereof.

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(3)	Except for those classes of policies specified in Clause II of paragraph (2) and without in any way restricting the operation of paragraph (1) of this Clause, it is understood and agreed that for all purposes of this reinsurance the original liability policies of the Reassured (new, renewal and replacement) affording the following coverages:

Owners, Landlords and Tenants Liability, Contractual Liability, Elevator Liability, Owners or Contractors (including railroad) Protective Liability, Manufacturers and Contractors Liability, Product Liability, Professional and Malpractice Liability, Storekeepers Liability, Garage Liability, Automobile Liability (including Massachusetts Motor Vehicle or Garage Liability)

shall be deemed to include, with respect to such coverages, from the time specified in Clause V of this paragraph (3), the following provision (specified as the Broad Exclusion Provision):

Broad Exclusion Provision.*

It is agreed that the policy does not apply:

I.	Under any Liability Coverage, to

injury, sickness, disease, death or destruction

bodily injury or property damage

(a)	with respect to which an insured under the policy is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability; or

(b)	resulting from the hazardous properties of nuclear material and with respect to which (1) any person or organization is required to maintain financial protection pursuant to the Atomic Energy Act of 1954, or any law amendatory thereof, or (2) the insured is, or had this policy not been issued would be, entitled to indemnity from the United States of America, or any agency thereof, under any agreement entered into by the United States of America, or any agency thereof, with any person or organization.

II.	Under any Medical Payments Coverage, or under any Supplementary Payments Provision relating to immediate medical or surgical relief

first aid,

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to expenses incurred with respect to

bodily injury, sickness, disease or death

bodily injury

resulting from the hazardous properties of nuclear material and arising out of the operation of a nuclear facility by any person or organization.

III.	Under any Liability Coverage, to

injury, sickness, disease, death or destruction

bodily injury or property damage

resulting from the hazardous properties of nuclear material, if

(a)	the nuclear material (1) is at any nuclear facility owned by, or operated by or on behalf of, an insured or (2) has been discharged or dispersed therefrom;

(b)	the nuclear material is contained in spent fuel or waste at any time possessed, handled, used, processed, stored, transported or disposed of by or on behalf of an insured; or

(c)	the

injury, sickness, disease, death or destruction

bodily injury or property damage

arises out of the furnishing by an insured of services, materials, parts or equipment in connection with the planning, construction, maintenance, operation or use of any nuclear facility, but if such facility is located within the United States of America, its territories or possessions or Canada, this exclusion (c) applies only to injury to or destruction of property at such nuclear facility.

property damage to such nuclear facility and any property thereat.

IV.	As used in this endorsement:

“hazardous properties” include radioactive, toxic or explosive properties; “nuclear material” means source material, special nuclear material or byproduct material; “source material”, “special nuclear material”, and “byproduct material” have the meanings given them in the Atomic Energy Act of 1954 or in any law amendatory thereof; “spent fuel” means any fuel element or fuel component, solid or liquid, which has been used or exposed to radiation in a nuclear reactor; “waste” means any waste material (1) containing byproduct material other than the tailings or wastes produced by the extraction or concentration of uranium or thorium from any ore processed primarily for

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its source material content and (2) resulting from the operation by any person or organization of any nuclear facility included under the first two paragraphs of the definition of nuclear facility; “nuclear facility” means

(a)	any nuclear reactor,

(b)	any equipment or device designed or used for (1) separating the isotopes of uranium or plutonium, (2) processing or utilizing spent fuel, or (3) handling, processing or packaging waste,

(c)	any equipment or device used for the processing, fabricating or alloying of special nuclear material if at any time the total amount of such material in the custody of the insured at the premises where such equipment or device is located consists of or contains more than 25 grams of plutonium or uranium 233 or any combination thereof, or more than 250 grams of uranium 235,

(d)	any structure, basin, excavation, premises or place prepared or used for the storage or disposal of waste,

and includes the site on which any of the foregoing is located, all operations conducted on such site and all premises used for such operations; “nuclear reactor” means any apparatus designed or used to sustain nuclear fission in a self-supporting chain reaction or to contain a critical mass of fissionable material;

With respect to injury to or destruction of property, the word “injury” or “destruction” includes all forms of radioactive contamination of property. “property damage” includes all forms of radioactive contamination of property.

V.	The inception dates and thereafter of all original policies affording coverages specified in this paragraph (3), whether new, renewal or replacement, being policies which become effective on or after 1st May, 1960, provided this paragraph (3) shall not be applicable to

(i)	Garage and Automobile Policies issued by the Reassured on New York risks, or

(ii)	statutory liability insurance required under Chapter 90, General Laws of Massachusetts,

until 90 days following approval of the Broad Exclusion Provision by the Governmental Authority having jurisdiction thereof.

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(4)	Without in any way restricting the operation of paragraph (1) of this Clause, it is understood and agreed that paragraphs (2) and (3) above are not applicable to original liability policies of the Reassured in Canada and that with respect to such policies this Clause shall be deemed to include the Nuclear Energy Liability Exclusion Provisions adopted by the Canadian Underwriters’ Association or the Independent Insurance Conference of Canada.

*NOTE. The words printed in italics in the Limited Exclusion Provision and in the Broad Exclusion Provision shall apply only in relation to original liability policies which include a Limited Exclusion Provision or a Broad Exclusion Provision containing those words.

NOTES:	Wherever used herein the terms:

	“Reassured”	shall be understood to mean “Company”, “Reinsured”, “Reassured” or whatever other term is used in the attached reinsurance document to designate the reinsured company or companies.

	“Agreement”	shall be understood to mean “Agreement”, “Contract”, “Policy” or whatever other term is used to designate the attached reinsurance document.

	“Reinsurers”	shall be understood to mean “Reinsurers”, “Underwriters” or whatever other term is used in the attached reinsurance document to designate the reinsurer or reinsurers.

21/9/67

NMA 1590 (amended)

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TRUST AGREEMENT REQUIREMENTS CLAUSE

A.	Except as provided in paragraph B of this Clause, if the Reinsurer satisfies its funding obligations under the Unauthorized Reinsurance Article by providing a Trust Agreement, the Reinsurer shall ensure that the Trust Agreement:

1.	Requires the Reinsurer to establish a trust account for the benefit of the Company, and specifies what the Trust Agreement is to cover;

2.	Stipulates that assets deposited in the trust account shall be valued according to their current fair market value and shall consist only of cash (United States legal tender), certificates of deposit (issued by a United States bank and payable in United States legal tender), and investments of the types permitted by the regulatory authorities having jurisdiction over the Company’s reserves, or any combination of the three, provided that the investments are issued by an institution that is not the parent, subsidiary or affiliate of either the Reinsurer or the Company;

3.	Requires the Reinsurer, prior to depositing assets with the trustee, to execute assignments or endorsements in blank, or to transfer legal title to the trustee of all shares, obligations or any other assets requiring assignments, in order that the Company, or the trustee upon the direction of the Company, may whenever necessary negotiate these assets without consent or signature from the Reinsurer or any other entity;

4.	Requires that all settlements of account between the Company and the Reinsurer be made in cash or its equivalent; and

5.	Provides that assets in the trust account shall be withdrawn only as permitted in this Contract, without diminution because of the insolvency of the Company or the Reinsurer.

B.	If a ceding insurer is domiciled in California and the Reinsurer satisfies its funding obligations under the Unauthorized Reinsurance Article by providing a Trust Agreement, the Reinsurer shall ensure that the Trust Agreement:

1.	Provides that assets deposited in the trust account shall be valued according to their current fair market value and shall consist only of cash in United States dollars, certificates of deposit issued by a United States financial institution as defined in California Insurance Code Section 922.7(a) and payable in United States dollars, and investments permitted by the California Insurance Code, or any combination of the above.

2.	Provides that investments in or issued by an entity controlling, controlled by or under common control with either the grantor or the beneficiary of the trust shall not exceed 5% of total investments.

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3.	Requires the Reinsurer, prior to depositing assets with the trustee, to execute assignments or endorsements in blank, or to transfer legal title to the trustee of all shares, obligations or any other assets requiring assignments, in order that the ceding insurer, or the trustee upon the direction of the ceding insurer, may, whenever necessary, negotiate these assets without consent or signature from the Reinsurer or any other entity.

4.	Provides that assets in the trust account shall be withdrawn only as permitted in this Contract, without diminution because of the insolvency of the ceding insurer or the Reinsurer.

C.	If there are multiple ceding insurers that collectively comprise the Company, “regulatory authorities” as referenced in subparagraph A(2) above, shall mean the individual ceding insurer’s domestic regulator. If such ceding insurer is subject to the commercial domicile laws or regulations of another state, such laws or regulations shall apply to the extent not in conflict with those of such ceding insurer’s domicile.

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